Exhibit 10(ai)

August 25, 2009

Mrs. Patricia Stumpp

Dear Patricia:

I am pleased to confirm our offer of the position of Senior Vice President, Human Resources, reporting directly to A. Malachi Mixon, III, Chairman and CEO.

The following represents the terms and conditions of our offer:

1.	Salary

Your starting base salary for this position will be $18,333.33 per month, which is $220,000 when calculated on an annual basis.

2.	Bonus

As a member of Invacare’s senior management group, you will participate in our corporate program with a target bonus of 62.5% based on corporate performance. Your bonus eligibility for 2009 will be prorated based on your length of service in your new position during 2009.

3.	Stock Options and Restricted Stock

Upon acceptance of our offer and the commencement of employment in your new position, you will be granted non-qualified options to purchase 10,000 shares, without par value, of Invacare stock pursuant to the Company’s Executive Stock Option Plan. The grant of these stock options (as well as the Restricted Stock hereinafter described) will be conditioned upon, and effective as of no earlier than, the approval of such grants by the Compensation Committee of the Board. Stock options are granted and priced based on the later of your start date in your new position or the Compensation Committee approval date and vest at a rate of 25% per year with an exercise period of ten (10) years. Additionally, you will be eligible to receive a non-qualified option grant each year beginning in August 2010, as a participant in the annual Executive Stock Option Program. The amount of this annual grant is determined by the Board of Directors. In addition, you will be granted 2,500 shares of Restricted Stock on the later of your start date in your new position or the Compensation Committee approval date, which will vest at a rate of 25% per year over four (4) years.

4.	Benefits

Health & Welfare Benefits - You will continue to be eligible to participate in Invacare’s comprehensive benefits program which includes medical, dental and vision coverage, as well as increased term life insurance for eligible dependents. In addition, you will continue to be eligible for the Company’s Life Insurance, Short and Long Term Disability, Retirement Plan and Educational Assistance programs. The average benefit package adds approximately 28% to your base salary.

Retirement Plan - You will continue to be eligible to participate in the Invacare Retirement Savings Plan and The DC Plus Plan.

Vacation - You are eligible for the same amount of vacation that you had in your previous position and will continue to earn an additional one day per year up to a maximum of twenty-five days per year.

5.	Executive Benefits (additional details of each of these plans will be provided under separate cover)

Cash Balance Supplemental Executive Retirement Plan (SERP) - You will be eligible to participate in the Invacare SERP. The SERP is a non-qualified plan that provides retirement income to supplement income available from Invacare’s qualified plans and to supplement the DC Plus Plan. Vesting under the SERP will start on September 1, 2009.

Death Benefit Only Plan - You will be eligible to participate in the Death Benefit Only Plan. This plan provides a level of death benefit if you should die while still an employee of Invacare equal to three (3) times compensation if you should die before normal retirement date under the plan and one (1) times final compensation if you die after normal retirement date.

Disability Income Plan - You will be eligible to participate in the Executive Disability Income Plan. This disability plan, combined with Invacare Group Long Term Disability Income plan, can provide disability income of up to 70% of your compensation.

Health Management Program - You will be eligible to participate in the Executive Health Management Program. Through this program, you will be entitled to one physical exam every two years performed at The Cleveland Clinic Department of Preventive Medicine.

Personal Liability - Invacare will also provide $5,000,000 of personal umbrella coverage over certain underlying retention amounts. This coverage provides you with personal liability coverage anywhere in the world subject to the terms and conditions of the policy.

6.	Severance

If you are terminated by Invacare for any reason other than cause during employment, you will be provided one year of severance pay based on your then base salary and you would be eligible to receive a prorated portion of your target bonus based on the date of termination, payable in accordance with the Key Management Incentive Plan. In addition, Invacare will provide you with an executive outplacement service and continue to provide health insurance during your severance period, or until you obtain other employment, whichever comes first. Your entitlement to severance pay and benefits described in this paragraph are conditioned upon you signing a separation and release agreement in a form reasonably acceptable to Invacare.

Termination for cause is defined as fraud, misrepresentation, theft or embezzlement of company assets, intentional violations of law or company policies or a substantial failure to perform assigned duties.

7.	Change of Control

As an executive officer, you will be given a Change in Control agreement which includes provisions for a lump sum cash amount equal to a multiple of annual base salary plus target bonus and continued participation in the Company’s employee benefit plans, as described in more detail in the Change of Control Agreement.

You will be required to review and sign a non-compete agreement and a conflict of interest document as a condition of your employment.

Patti, we are excited at the prospect of your accepting this responsibility effective September 1, 2009. If you have any questions regarding this offer, please contact me at 440/329-6190.

Sincerely,

/s/ Gerald B. Blouch
Gerald B. Blouch
President and COO

cc: Mal Mixon

I acknowledge acceptance of this offer and its conditions for the position of Senior Vice President, Human Resources, and have signed two copies of this letter and am returning one to your attention.

/s/ Patricia Sumpp	8/25/2009
Signature	Date